EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

MANTYLA MCREYNOLDS LLC
178 South Rio Grande Street, Suite 200
Salt Lake City, Utah 84101
Telephone: 801.269.1818
Facsimile: 801.266.3481

The Board of Directors

Cimarron Software, Inc.:

We consent to the use of our report dated May 14, 2012 in the Registration Statement (Form S-1/A) and related Prospectus of Cimarron Software, Inc. for the registration of its common stock.

Salt Lake City, Utah
October 5, 2012